Exhibit 99.1

Meade Instruments Corporation
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

Meade Instruments Corp.	The Piacente Group, Inc.

Brent Christensen, CFO	Brandi Piacente/E.E. Wang

Tel: 949-451-1450 Fax: 949-451-1460	Tel: 212-481-2050 Email:	brandi@tpg-ir.com

ee@tpg-ir.com

MEADE UPDATES STATUS OF SEC FILINGS
—Company Expects to Record Non-Cash Charge of approximately $11 Million against Deferred Tax
Assets for Fiscal 2006—

IRVINE, Calif. – October 10, 2006 – Meade Instruments Corp. (Nasdaq NM: MEAD), today announced that it requested additional time from Nasdaq to complete filing of its Form 10-K for the fiscal year ended February 28, 2006 and Form 10-Q for the first quarter of fiscal 2007 ended May 31, 2006. In addition the company indicated that it would be late in filing its Form 10-Q for the second quarter of fiscal 2007 ended August 31, 2006.

The company also announced that it expects to record a non-cash charge to write-down its deferred tax assets in the fourth quarter of fiscal 2006. The charge is currently estimated to be approximately $11 million. The company had previously announced that it expected to record a net loss of up to $4.1 million, or $0.21 per share. With the non-cash deferred tax charge, the Company now expects to report a consolidated net loss of approximately $15 million.

An analysis of the company’s deferred tax assets, undertaken by the company’s management and strictly adhering to GAAP guidelines and recommendations, utilized the company’s cumulative tax losses for the three fiscal years ended February 2006 as the primary consideration as to whether or not Meade should record a charge. In determining that a charge should be taken, the cumulative tax losses for the three years ended February 2006 and the company’s outlook for the current fiscal year outweighed consideration given to the recent corrective actions taken by management to restore the company to profitability. The non-cash charge includes deferred tax assets as of the beginning of the year and income tax benefits recorded during fiscal 2006. In addition, as a result of the write-down of deferred tax assets, Meade will cease recording income tax benefits against operating results beginning March 1, 2006 and for the foreseeable future. When the company is able to generate taxable income in the future, it may be able to reverse the non-cash charge or portion thereof at that time.

“We are working diligently to get our SEC filings up to date and expect to announce a date to report our past financial results in the near future,” said Steve Muellner, president and CEO of Meade Instruments. “At the same time, we have taken numerous definitive actions during this current fiscal year to improve our operational performance for future years, and expect to take additional actions in the near-term as we continue to execute on our strategic plan.”

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer under the Meade®, Simmons® and Bresser® brand names. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

# # #

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, exceptions, events, and financial and industry trends that may affect the Company’s future operating results and financial position expectations. Such statements, including the Company’s ability to reverse the non-cash charge or a portion thereof, the Company’s ability to report its past results in the near future, the Company’s ability to improve its operational performance, and the Company’s ability to take additional actions in the near term to execute its strategic plan, involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: the Company’s ability to generate tax able income in the U.S. and other affected jurisdictions, the Company’s ability to resolve all issues related to its delayed reporting of its past results, and the Company’s ability to take appropriate actions to improve its operational performance.. For additional information, refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent quarterly and annual reports on Forms 10-Q and Form 10-K .

# # #